The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and product supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated October 21, 2022

PROSPECTUS dated November 16, 2020	Pricing Supplement No. 6,781 to
PRODUCT SUPPLEMENT FOR PLUS dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
INDEX SUPPLEMENT Dated November 16, 2020	Dated October , 2022
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Trigger PLUS Linked to U.S. and International Equities due October 28, 2027

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the iShares® MSCI EAFE ETF (the “EFA Shares” or the “underlying shares”). We refer to each of these underlyings as a basket component. The weighting for each basket component is not set at the beginning of the term of the Trigger PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 45%, the basket component with the second-best performance will be allocated a weighting of 40% and the basket component with the worst performance will be allocated a weighting of 15%. At maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the basket performance measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 120% and (iii) the basket performance. If the basket performance is zero or negative but is not less than -30%, you will receive the stated principal amount of your investment. However, if the basket performance is less than -30%, investors will lose 1% for every 1% decline in the value of the basket over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the Trigger PLUS. These long-dated Trigger PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income in exchange for the leverage feature and the limited protection against loss that applies only if the basket performance is greater than or equal to -30%. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each Trigger PLUS is $1,000.

•	We will not pay interest on the Trigger PLUS.

•	At maturity, you will receive an amount of cash per Trigger PLUS based on the basket performance, which is determined on the determination date, as follows:

º	If the basket performance is positive, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) the leverage factor and (iii) the basket performance.

º	If the basket performance is zero or negative but is not less than -30%, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to $1,000.

º	If the basket performance is less than -30%, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 30%, and possibly all, of your investment.

•	The leverage factor is 120%.

•	The basket performance will equal the sum of the performance values for each of the basket components.

•	The performance value for each basket component will equal (i) the product of the respective final value for each basket component minus the respective initial value for such basket component divided by the respective initial value for such basket component times (ii) the weighting for such basket component.

•	The weighting for each basket component will be determined on the determination date based on the relative performance of the basket components against each other. The basket component with the best performance will be allocated a weighting of 45%, the basket component with the second-best performance will be allocated a weighting of 40% and the basket component with the worst performance will be allocated a weighting of 15%.

•	The initial value for each basket component will equal its respective closing value on the pricing date.

•	The final value for each basket component will equal its respective closing value on the determination date.

•	The pricing date, which is the day we price the Trigger PLUS for initial sale to the public, will be October 25, 2022.

•	The determination date will be October 25, 2027, subject to postponement for each basket component separately in the event of a non-index business day or non-trading day, as applicable, or a market disruption event.

•	Investing in the Trigger PLUS is not equivalent to investing in the basket components or any of the component stocks of the S&P 500® Index, the Russell 2000® Index or the iShares® MSCI EAFE ETF.

•	The Trigger PLUS will not be listed on any securities exchange.

•	The minimum purchase amount is $1,000 or 1 Trigger PLUS.

•	The estimated value of the Trigger PLUS on the pricing date is approximately $964.80 per Trigger PLUS, or within $40.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the Trigger PLUS is 61774HUD8 and the ISIN number for the Trigger PLUS is US61774HUD87.

You should read the more detailed descriptions of the Trigger PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms of the Trigger PLUS,” and “Additional Information About the Trigger PLUS.”

The Trigger PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER TRIGGER PLUS

	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Trigger PLUS	$1,000.00	$	$
Total	$	$	$

(1)	The Trigger PLUS will be sold only to investors purchasing the Trigger PLUS in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the Trigger PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Trigger PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Trigger PLUS. MS & Co. will not receive a sales commission with respect to the Trigger PLUS. See “Additional Information About the Trigger PLUS – Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)	See “Additional Information About the Trigger PLUS—Use of Proceeds and Hedging” on page PS-28.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger PLUS in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying product supplement for PLUS, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Trigger PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Trigger PLUS is linked to the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the Russell 2000® Index (the “RTY Index”) and the iShares® MSCI EAFE ETF (the “EFA Shares”). We refer to each of these underlyings as a basket component. The weighting for each basket component is not set at the beginning of the term of the Trigger PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 45%, the basket component with the second-best performance will be allocated a weighting of 40% and the basket component with the worst performance will be allocated a weighting of 15%. At maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the basket performance, as measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 120% and (iii) the basket performance. If the basket performance is zero or negative but is not less than -30%, you will receive the stated principal amount of your investment. However, if the basket performance is less than -30%, investors will lose 1% for every 1% decline in the value of the basket over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to our credit risk.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. The “Russell 2000® Index” is a trademark of FTSE Russell. “iShares®” is a registered trademark of BlackRock Fund Advisors.

Each Trigger PLUS costs $1,000	We are offering the Trigger PLUS Linked to U.S. and International Equities due October 28, 2027 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF, which we refer to as the Trigger PLUS. The stated principal amount and original issue price of each Trigger PLUS is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000. We estimate that the value of the Trigger PLUS on the pricing date will be approximately $964.80, or within $40.00 of that estimate. Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The basket	The following table sets forth the basket components along with the initial value (as defined below) and the relevant Bloomberg ticker symbol of each basket component:

Basket component	Initial value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)		SPX
The Russell 2000® Index (the “RTY Index”)		RTY
The iShares® MSCI EAFE ETF (the “EFA Shares”)	$	EFA UP
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket component, the initial value and the final value will be determined as set forth under “Terms of the Trigger PLUS—Initial Value” and “Terms of the Trigger PLUS—Final Value.”

The Trigger PLUS do not guarantee any payment of principal at maturity; basket component weightings set on the determination date	Unlike ordinary debt securities, the Trigger PLUS do not pay interest or guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold an amount in cash that will vary depending on the value of the basket on the determination date, with the weightings of each basket component to be set on the determination date based on the relative performance of the basket components against each other, as described below. The payment at maturity may be significantly less than the stated principal amount of the Trigger PLUS and may be zero. If the value of the basket has declined by more than 30% as of the determination date, for every 1% decline, you will lose an amount equal to 1% of the principal amount of the Trigger PLUS, and you will lose a significant portion or all of your investment.

Payment at Maturity

Unlike ordinary debt securities, the Trigger PLUS do not pay interest. Instead, for each $1,000 stated principal amount of the Trigger PLUS that you hold, you will receive an amount in cash determined as follows:

If the basket performance is positive, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) 1,000, (ii) 120% and (iii) the basket performance.

If the basket performance is zero or negative but is not less than -30%, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to $1,000.

If the basket performance is less than -30%, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Under these circumstances, you will lose a significant portion or all of your investment.

Where,

basket performance = the sum of the performance values for each basket component

and

performance value = with respect to each basket component, the product of (x) the final value for such basket component minus the initial value for such basket component divided by (y) the initial value of such basket component times (z) the weighting for such basket component, as expressed by the following formula:

(final value – initial value)	× weighting
initial value

Basket Component Weightings Set on the Determination Date

The weighting for each basket component will not be set on the pricing date. Instead, the weightings will be based on the relative performance of the basket components against each other on the determination date as follows: the basket component with the best performance will be allocated a weighting of 45%, the basket component with the second-best performance will be allocated a weighting of 40% and the basket component with the worst performance will be allocated a weighting of 15%.

The initial value for each basket component will equal the closing value of such basket component on the pricing date.

If, however, the pricing date is not an index business day or trading day, as applicable, for any of the basket components or a market disruption event occurs on the pricing date with respect to any of the basket components, the initial value for such affected basket component will be determined on the next index business day or trading day, as applicable, on which no market disruption event occurs with respect to that basket component. If the initial value for any basket component has not been determined on the fifth scheduled index business day or trading day, as applicable, following the pricing date, the calculation agent will determine the initial value for that basket component as set out in the section of this pricing supplement titled “Terms of the Trigger PLUS—Initial Value.”

The final value for each basket component will equal the closing value of such basket component on the determination date.

The scheduled determination date is October 25, 2027. If, however, the scheduled determination date is not an index business day or trading day, as applicable, with respect to any basket component or if a market disruption event occurs with respect to any basket component on the determination date, the determination date will be postponed, only with respect to the affected basket component, to the next index business day or trading day, as applicable, on which no market disruption event occurs with respect to that basket component. If the final value for any basket component has not been determined on the fifth scheduled index business day or trading day, as applicable, following the scheduled determination date, the calculation agent will determine the final value for that basket component as set out in the section of this pricing supplement called “Terms of the Trigger PLUS—Determination Date.” If, due to a market disruption event or otherwise, the determination date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed. See the section of this pricing supplement called “Terms of the Trigger PLUS—Maturity Date.”

If the basket performance is less than -30%, you will lose more than 30%, and could lose all, of your investment.

All payments on the Trigger PLUS are subject to our credit risk.

Because the performance of the basket components may not be correlated, a negative performance by one or more of the basket components could wholly offset a positive performance by one or more of the other basket components.

Please review the historical closing values of the basket components in the section of this pricing supplement called “Additional Information About the Trigger PLUS—Historical Information” for each calendar quarter in the period from January 1, 2017 through October 18, 2022 and related graphs. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether the positive performance of any basket component will be offset by a lesser positive performance or negative performance of one or more of the other basket components, based on their historical performance.

You may revoke your offer to purchase the	We are using this pricing supplement to solicit from you an offer to purchase the Trigger PLUS. You may revoke your offer to purchase the Trigger PLUS at any time

Trigger PLUS prior to our acceptance	prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any material changes to the terms of the Trigger PLUS, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance, whether a market disruption event has occurred and the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the Trigger PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Trigger PLUS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-28.

Where you can find more information on the Trigger PLUS	The Trigger PLUS are unsecured debt securities issued as part of our Series A medium-term note program. We describe the basic features of this type of debt security in the sections of the product supplement called “Description of PLUS” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the Trigger PLUS, you should read the “Terms of the Trigger PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in the Trigger PLUS in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Trigger PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Trigger PLUS.

HYPOTHETICAL PAYOUTS ON THE TRIGGER PLUS

At maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the basket performance as of the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 120% and (iii) the basket performance. If the basket performance is zero or negative but is not less than -30%, you will receive the stated principal amount of your investment. However, if the basket performance is less than -30%, investors will lose 1% for every 1% decline in the value of the basket over the term of the Trigger PLUS.

In measuring the performance of the basket as a whole on the determination date, the basket component with the best performance will be allocated a weighting of 45%, the basket component with the second-best performance will be allocated a weighting of 40% and the basket component with the worst performance will be allocated a weighting of 15%.

The tables below are examples of how to calculate the basket performance and the payment at maturity on the Trigger PLUS based on hypothetical initial values and hypothetical final values for each of the basket components. The actual initial values will be determined on the pricing date, and the actual final values will be determined on the determination date.

Example 1: Basket performance is positive

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	3,700	3,515	–5% (worst performance)	15%	-0.75%
RTY Index	1,700	1,870	10% (second-best performance)	40%	4%
EFA Shares	$60	$72	20% (best performance)	45%	9%
Hypothetical basket performance:					12.25%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(3,515 – 3,700) / 3,700] × 15% = -0.75%,
plus

RTY Index = [(1,870 – 1,700) / 1,700] × 40% = 4%,

plus

EFA Shares = [($72 – $60) / $60] × 45% = 9%

Hypothetical basket performance = 12.25%

The payment at maturity per Trigger PLUS is $1,000 + ($1,000 × 120% × 12.25%) = $1,147.

Example 2: Basket performance is zero or negative but greater than or equal to -30%

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Valu
SPX Index	3,700	4,070	10% (best performance)	45%	4.50%
RTY Index	1,700	1,190	-30% (worst performance)	15%	-4.50%
EFA Shares	$60	$45	-25% (second-best performance)	40%	-10%
Hypothetical basket performance:					-10%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(4,070 – 3,700) / 3,700] × 45% = 4.50%,
plus

RTY Index = [(1,190 – 1,700) / 1,700] × 15% = -4.50%,

plus

EFA Shares = [($45 – $60) / $60] × 40% = -10%

Hypothetical basket performance = -10%

As the basket performance is negative but is not less than -30%, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to $1,000.

In Example 2, one of the basket components — the SPX Index — has increased in value by 10% from its initial value, but the other two basket components have declined in value by 30% and 25%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative.

Example 3: Basket performance is less than -30%

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	3,700	925	-75% (worst performance)	15%	-11.25%
RTY Index	1,700	1,870	10% (best performance)	45%	4.50%
EFA Shares	$60	$18	-70% (second-best performance)	40%	-28%

Hypothetical basket performance:	-34.75%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(925 – 3,700) / 3,700] × 15% = -11.25%,
plus

RTY Index = [(1,870 – 1,700) / 1,700] × 45% = 4.50%,

plus

EFA Shares = [($18 – $60) / $60] × 40% = -28%

Hypothetical basket performance = -34.75%

The payment at maturity per Trigger PLUS is $1,000 + ($1,000 × -34.75%) = $652.50.

As the basket performance is less than -30%, the payment at maturity per Trigger PLUS will be equal to $1,000 + ($1,000 × basket performance).

In Example 3, one of the basket components — the RTY Index — has increased in value by 10% from its initial value, but the other two basket components have declined in value by 75% and 70%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative, and because the basket performance is less than -30%, the payment at maturity per Trigger PLUS will be significantly less than the $1,000 stated principal amount.

In this example, investors lose a significant portion of their investment in proportion to the negative basket performance.

While the weightings of the basket components are set on the determination date in a way that is favorable to the investors (45% for the best-performing basket component, 40% for the second-best performing basket component and 15% for the worst-performing basket component), the basket performance can still be negative if one or more basket components decline in value over the term of the Trigger PLUS.

If the basket performance is less than -30%, you will receive an amount in cash that is at least 30% less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the basket, and you will lose money on your investment. You could lose all of your initial investment in the Trigger PLUS.

Please review the tables setting forth the historical performance of each of the basket components for each calendar quarter in the period from January 1, 2017 through October 18, 2022 and related graphs in “Additional Information About the Trigger PLUS––Historical Information” beginning on PS-24. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

RISK FACTORS

The Trigger PLUS are not secured debt, and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the Trigger PLUS is not equivalent to investing in the basket components, their component stocks or the indices tracked by the basket components. This section describes the material risks relating to the Trigger PLUS. For a further discussion of risk factors, please see the accompanying product supplement for PLUS, index supplement and prospectus. You should carefully consider whether the Trigger PLUS are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Trigger PLUS

The Trigger PLUS do not pay interest or guarantee the return of any principal	The terms of the Trigger PLUS differ from those of ordinary debt securities in that we will not pay you any interest on the Trigger PLUS and do not guarantee the return of any principal at maturity. Instead, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold an amount in cash based upon the basket performance, as measured on the determination date. If the basket performance is less than -30%, you will receive at maturity an amount in cash that is at least 30% less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the basket. As there is no minimum payment at maturity on the Trigger PLUS, you could lose your entire investment.

The market price of the Trigger PLUS will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value and volatility of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS	You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Investing in the Trigger PLUS is not equivalent to investing in the basket components	Investing in the Trigger PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500® Index, the Russell 2000® Index or the MSCI EAFE IndexSM. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P 500® Index, the Russell 2000® Index or the MSCI EAFE IndexSM.

The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited	The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the

other dealers and is not a maximum or minimum secondary market price	pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS will be influenced by many unpredictable factors” above.

Hedging and trading activity by our affiliates could potentially affect the value of the Trigger PLUS	One or more of our affiliates and or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the basket components or their component stocks), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could affect the initial values, and, therefore, could increase the values at or above which the basket components must close on the determination date so that an investor would not sustain a significant loss on their investment. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the determination date, could adversely affect the values of the basket components on the determination date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS	As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of the underlying index and certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see the sections of this pricing supplement called “Terms of the Securities—Determination Date,” “—Payment at Maturity,” “—Performance Value,” “—Initial Value,” “—Closing Value,” “—Final Value” and “—Market Disruption Event” and see “Description of Trigger PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain	Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components

Changes in the values of one or more of the basket components may offset each other

Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the determination date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

However, there have been times in the past when the values of the basket components have been correlated, and while the best-performing basket component will be given the highest weight and the worst-performing basket component the lowest weight, the basket performance can still be negative if the values of one or more basket components decline over the term of the Trigger PLUS. If the basket performance is less than -30%, you will receive an amount in cash that is at least 30% less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the basket, and you will lose a significant portion or all of your investment.

You can review tables and graphs illustrating the historical performance of the basket components for the period from January 1, 2017 through October 18, 2022 in “Additional Information About the Trigger PLUS––Historical Information” beginning on PS-24.

You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by lesser increases or decreases in the value of other basket components based on their historical performance.

The Trigger PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.	As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the Trigger PLUS are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Adjustments to the SPX Index or the RTY Index could adversely affect the value of the Trigger PLUS	The publisher of each of the SPX Index or the RTY Index may add, delete or substitute the stocks constituting such basket component or make other methodological changes that could change the value of such basket component. The publisher of each of the SPX Index or the RTY Index may discontinue or suspend calculation or publication of such basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

Adjustments to the underlying shares or to the MSCI EAFE IndexSM could adversely affect the value of the Trigger PLUS	The investment adviser to the EFA Shares (the “underlying shares”), BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM (the “share underlying index”). Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS. In addition, the publisher of the share underlying index is responsible for calculating and maintaining the share underlying index. The index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. The index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time. If this discontinuance or suspension occurs following the termination of the underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the underlying shares and, consequently, the value of the Trigger PLUS.

There are risks associated	The EFA Shares track the performance of the MSCI EAFE IndexSM, which is linked

with investments in securities, such as the Trigger PLUS, linked to the value of foreign equity securities	to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The price of the EFA Shares is subject to currency exchange risk

Because the price of the EFA Shares tracks the performance of the MSCI EAFE IndexSM, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE IndexSM, the price of the EFA Shares will be adversely affected and the payment at maturity on the Trigger PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•     existing and expected rates of inflation;

•     existing and expected interest rate levels;

•     the balance of payments; and

•     the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE IndexSM and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE IndexSM and the United States and other countries important to international trade and finance.

The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the	The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares underlying shares may impact the variance between the performances of the underlying shares and the share underlying index. Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. Any of these events could materially and adversely affect the price of the underlying shares and, therefore, the value of the Trigger PLUS. Additionally, if market volatility or these events were to occur on the determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Trigger PLUS. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the determination date, even if the underlying shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares	MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.

TERMS OF THE TRIGGER PLUS

Terms used but not defined herein have the meanings given to such terms in the accompanying product supplement for PLUS. The term “Trigger PLUS” refers to each $1,000 Stated Principal Amount of our Trigger PLUS Linked to U.S. and International Equities due October 28, 2027 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE ETF.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	October 28, 2022 (3 Business Days after the Pricing Date)

Maturity Date	October 28, 2027, subject to extension as described below.

If, due to a Market Disruption Event or otherwise, the Determination Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Determination Date as postponed.

Pricing Date	October 25, 2022

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61774HUD8

ISIN Number	US61774HUD87

Minimum Purchase Amount	$1,000

Issue Price	$1,000 (100%)

Stated Principal Amount	$1,000

Basket	The following table sets forth the Basket Components along with the Initial Value and the relevant Bloomberg ticker symbol:

Basket Component	Initial Value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)		SPX
The Russell 2000® Index (the “RTY Index”)		RTY
The iShares® MSCI EAFE ETF (the “EFA Shares”)	$	EFA UP
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Basket Component, the Initial Value and the Final Value will be determined as set forth under “Terms of the Trigger PLUS—Initial Value” and “—Final Value” below.

Underlying Indices	The SPX Index and the RTY Index (each, individually, an “Underlying Index”)

Underlying Shares	The EFA Shares

Share Underlying Index	With respect to the EFA Shares, the MSCI EAFE IndexSM

Underlying Index Publisher	With respect to the SPX Index, S&P Dow Jones Indices LLC and any successor thereof, and with respect to the RTY Index, FTSE Russell and any successor thereof.

Share Underlying Index Publisher	With respect to the EFA Shares, MSCI Inc. or any successor thereof.

Weightings	Based on the relative performance of the Basket Components against each other, as measured on the Determination Date, the Weighting of each Basket Component will be determined by the Calculation Agent as follows: The Basket Component with the best performance will be allocated a Weighting of 45%, the Basket Component with the second-best performance will be allocated a Weighting of 40% and the Basket Component with the worst performance will be allocated a Weighting of 15%.

Determination Date	October 25, 2027; subject to adjustment for non-Index Business Days, non-Trading Days or Market Disruption Events, as described in the following paragraph.

If the scheduled Determination Date is not an Index Business Day or Trading Day, as applicable, with respect to any Basket Component or if a Market Disruption Event occurs on the Determination Date with respect to any Basket Component, the Determination Date solely for such affected Basket Component will be postponed and the Closing Value with respect to such affected Basket Component will be determined on the immediately succeeding Index Business Day or Trading Day, as applicable, on which no Market Disruption Event occurs with respect to such affected Basket Component.  The Final Basket Value will be determined on the last Determination Date as so postponed, by which date the Final Value for each Basket Component will have been determined; provided that the Closing Value for any affected Basket Component will not be determined on a date later than the fifth scheduled Index Business Day or Trading Day, as applicable, after the scheduled Determination Date, and if such date is not an Index Business Day or Trading Day, as applicable, or if there is a Market Disruption Event with respect to the affected Basket Component on such date, (i) if the affected Basket Component is an Underlying Index, the Calculation Agent will determine the Closing Value of such Basket Component on such date in accordance with the formula for calculating such Basket Component last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting such Basket Component, and (ii) if the affected Basket Component is the Underlying Shares, the Calculation Agent shall determine the Closing Value for such Basket Component on such date as the mean of the bid prices for one share of such Basket Component for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Value on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Payment at Maturity	At maturity, upon delivery of the Trigger PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Trigger PLUS an amount in cash, as determined by the Calculation Agent, equal to:

(A) if the Basket Performance is positive,

$1,000 plus the product of (i) $1,000, (ii) the Leverage Factor and (iii) the Basket Performance,

(B) if the Basket Performance is zero or negative but is not less than -30%,

$1,000

(C) if the Basket Performance is less than -30%,

$1,000 + ($1,000 × Basket Performance)

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Trigger PLUS to the Trustee for delivery to DTC, as holder of the Trigger PLUS, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leverage Factor	120%

Basket Performance	The Basket Performance is the sum of the Performance Values for each of the Basket Components.

Performance Value	With respect to each Basket Component, the product of (x) the Final Value for such Basket Component minus the Initial Value for such Basket Component divided by (y) the Initial Value for such Basket Component times (z) the Weighting for such Basket Component. Each such product may be expressed by the following formula:

(Final Value – Initial Value)	×	Weighting
Initial Value

In certain circumstances, the Performance Value will be based on the alternate calculation of the values for the Basket Components, as described under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” or “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

Initial Value	The Initial Value for each Basket Component will equal the Closing Value of such Basket Component on the Pricing Date; provided that if a Market Disruption Event occurs on the Pricing Date, the Initial Value of each affected Basket Component will be determined in accordance with the fallback mechanics described under “—Determination Date” above.

Closing Value	In the case of an Underlying Index, on any Index Business Day, the Index Closing Value with respect to such Underlying Index.

In the case of the Underlying Shares, on any Trading Day, the closing price of one share of the Underlying Shares times the then-current Adjustment Factor.

Index Closing Value	With respect to the SPX Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the official closing value of the SPX Index, or any successor index as defined under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement), published at the regular official weekday close of trading on such Index Business Day by the Underlying Index Publisher for the SPX Index, as determined by the Calculation Agent. In certain circumstances, the Index Closing Value for the SPX Index will be based on the alternate calculation of the SPX Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

With respect to the RTY Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the closing value of the RTY Index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on such Index Business Day. In certain circumstances, the Index Closing Value for the RTY Index will be based on the alternate calculation of the RTY Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the Underlying Index Publisher for the RTY Index.

Adjustment Factor	The Adjustment Factor for the Underlying Shares is initially 1.0, subject to adjustment for certain events affecting the Underlying Shares, as set forth under “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the accompanying product supplement for PLUS.

Final Value	The Final Value for each Basket Component will equal the Closing Value of such Basket Component on the Determination Date, as determined by the Calculation Agent.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Trigger PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the Trigger PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Trigger PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Performance or whether a Market Disruption Event has occurred. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	As set forth under “Description of PLUS—Some Definitions” in the accompanying product supplement for PLUS.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

ADDITIONAL INFORMATION ABOUT THE TRIGGER PLUS

Book Entry Security or Certificated Security	Book Entry. The Trigger PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Trigger PLUS. Your beneficial interest in the Trigger PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Trigger PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please see the accompanying product supplement for PLUS and prospectus.

Interest Rate	None

The S&P 500® Index	The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

The Russell 2000® Index	The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The iShares® MSCI EAFE ETF	The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE IndexSM. The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE IndexSM is described in “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Trigger PLUS and therefore the value of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws. As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

Historical Information	The following tables set forth the published high, low and end of quarter Closing Values for each of the Basket Components for each calendar quarter in the period from January 1, 2017 through October 18, 2022. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On October 18, 2022, the Closing Value for the SPX Index was 3,719.98, the Closing Value for the RTY Index was 1,755.956 and the Closing Value for the EFA Shares was $57.80. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of future performance. The values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. We cannot give you any assurance that the Basket Performance, as measured on the Determination Date, will be positive. If the Basket Performance on the Determination Date is less than -30%, you will receive an amount in cash that is at least 30% less than the $1,000 Stated Principal Amount of each Trigger PLUS by an amount proportionate to the decline in the value of the Basket, and you will lose a significant portion or all of your investment. You could lose all of your initial investment in the Trigger PLUS

S&P 500® Index
High and Low Closing Values and End-of-Quarter Closing Values

January 1, 2017 through October 18, 2022

SPX Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter (through October 18, 2022)	3,790.93	3,577.03	3,719.98

Historical Daily Closing Values of the S&P 500® Index

January 1, 2017 through October 18, 2022

Russell 2000® Index

High and Low Closing Values and End-of-Quarter Closing Values

January 1, 2017 through October 18, 2022

RTY Index	High	Low	Period End
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter	1,490.861	1,356.905	1,490.861
Fourth Quarter	1,548.926	1,464.095	1,535.511
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter	1,706.985	1,492.531	1,643.069
Third Quarter	1,740.753	1,653.132	1,696.571
Fourth Quarter	1,672.992	1,266.925	1,348.559
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter (through October 18, 2022)	1,775.766	1,682.403	1,755.956

Historical Daily Closing Values of the Russell 2000® Index

January 1, 2017 through October 18, 2022

iShares® MSCI EAFE ETF

High and Low Closing Values and End-of-Quarter Closing Values

January 1, 2017 through October 18, 2022

EFA Shares	High ($)	Low ($)	Period End ($)
2017
First Quarter	62.60	58.09	62.29
Second Quarter	67.22	61.44	65.20
Third Quarter	68.48	64.83	68.48
Fourth Quarter	70.80	68.42	70.31
2018
First Quarter	75.25	67.94	69.68
Second Quarter	71.90	66.35	66.97
Third Quarter	68.98	65.43	67.99
Fourth Quarter	68.07	56.89	58.78
2019
First Quarter	65.61	58.13	64.86
Second Quarter	66.99	63.40	65.73
Third Quarter	66.68	61.30	65.21
Fourth Quarter	69.66	63.25	69.44
2020
First Quarter	70.38	46.50	53.46
Second Quarter	64.65	50.90	60.87
Third Quarter	65.92	61.10	63.65
Fourth Quarter	73.52	61.39	72.96
2021
First Quarter	76.92	72.39	75.87
Second Quarter	81.95	76.86	78.88
Third Quarter	82.13	76.90	78.01
Fourth Quarter	81.83	76.40	78.68
2022
First Quarter	79.66	66.84	73.60
Second Quarter	74.59	61.48	62.49
Third Quarter	66.76	55.54	56.01
Fourth Quarter (through October 18, 2022)	59.41	55.71	57.80

Historical Daily Closing Values of the iShares® MSCI EAFE ETF

January 1, 2017 through October 18, 2022

Use of Proceeds and Hedging	The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Components, in futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the Russell 2000® Index and the MSCI EAFE IndexSM listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the Basket Components on the Pricing Date, and, therefore, could increase the values at or above which the Basket Components must close on the Determination Date so that you do not sustain a significant loss on your initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS by purchasing and selling the underlying shares, the stocks constituting the S&P 500® Index, the Russell 2000® Index and the MSCI EAFE IndexSM, futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the Russell 2000® Index and the MSCI EAFE IndexSM listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Pricing Date and/or selling such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Basket Components, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	MS & Co. expects to sell all of the Trigger PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Trigger PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Trigger PLUS. MS & Co. will not receive a sales commission with respect to the Trigger PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS. When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

United States Federal Taxation.	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪	Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Trigger PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the Trigger PLUS, including the leveraged upside payment and the fact that the Trigger PLUS are linked to indices in addition to an exchange-traded fund, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the Trigger PLUS were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Trigger PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Trigger PLUS and current market conditions, we expect that the Trigger PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.